EXHIBIT 5.1

August 3, 2006

Board of Directors
Sona Mobile Holdings Corp.
825 Third Avenue
32nd Floor
New York, New York 10022

Ladies and Gentlemen:

We have acted as special counsel to Sona Mobile Holdings Corp. (the ‘‘Company’’) in connection with the Company’s filing of a Registration Statement on Form SB-2 (the ‘‘Registration Statement’’) with the U.S. Securities and Exchange Commission (the ‘‘Commission’’) under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), relating to 28,922,673 shares (the ‘‘Shares’’) of the Company’s common stock, par value $0.01 per share (the ‘‘Common Stock’’). The Shares are to be offered by the selling stockholders named in the Registration Statement (the ‘‘Selling Stockholders’’) from time to time pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act. The Shares consist of (i) 16,943,323 shares (the ‘‘Issued Shares’’) of Common Stock that were issued by the Company in connection with a certain private placement in July 2006 (the ‘‘Private Placement’’), (ii) 8,471,657 shares of Common Stock (the ‘‘Warrant Shares’’) issuable upon the exercise of warrants (the ‘‘Warrants’’) issued in the Private Placement, (iii) 2,307,693 shares of Common Stock that were issued by the Company in connection with a strategic alliance agreement in January 2006, and (iv) 1,200,000 shares of Common Stock issuable upon the exercise of warrants issued in connection with such strategic alliance agreement.

In connection herewith, we have examined:

1.    the Certificate of Incorporation, as amended of the Company;

2.    the Bylaws of the Company;

3.    the Warrants; and

4.    the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company and of the Selling Stockholders, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Based on the foregoing, and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.    The Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2.    The Warrant Shares have been duly authorized and, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Board of Directors
August 3, 2006

This opinion is not rendered with respect to any laws other than the laws of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the used of our name under the caption ‘‘Legal Matters’’ in the prospectus filed as part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities addressed herein. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission.

Very truly yours,

/s/ Bryan Cave LLP